Exhibit 99.2

Intellinetics, Inc. Acquires Yellow Folder, LLC;

Completes Equity and Debt Financing

Transformational Acquisition Strengthens Position in K-12 and Enterprise Content Management Market and Significantly Increases SAAS Revenue

COLUMBUS, Ohio, April 5, 2022 (GLOBE NEWSWIRE) – Intellinetics, Inc., (OTCQB: INLX) a cloud-based provider of solutions and services that enable and accelerate digital transformation including Document Processing, Enterprise Content Management and Business Process Outsourcing, announced it has acquired substantially all the assets of Yellow Folder, LLC, a document solutions company that specializes in the K-12 education market. Located in Dallas, TX, Yellow Folder had $3.1 million in revenues (unaudited) including $2.8 million in SAAS revenue in its most recent fiscal year, ended December 31, 2021.

The purchase of the Yellow Folder, LLC business expands Intellinetics’ content management products and services to the highly regulated, risk and compliance-oriented K-12 market. The IntelliCloud™ solution suite can now be expanded to include the YellowFolder™ document management system for the K-12 market, which integrates with leading scanning hardware and business applications to provide a comprehensive solution that solves the specific problems school districts face. The combined reputation of Intellinetics and Yellow Folder for industry knowledge and responsive in-house technical support is expected to measurably enhance customer satisfaction and customer loyalty.

Tessa Tyler, Chief Education Officer, and Ryan Bell, Chief Technology Officer, of Yellow Folder, along with key support personnel, will be joining Intellinetics. Ms. Tyler stated, “We have been looking for a way to get to the next level for some time, and this opportunity to add our solutions and expertise to the Intellinetics portfolio is the right one to make this step-change happen. I very much look forward to the road ahead, which allows us to provide our customers with the best of both worlds.”

“We are excited to be working with Tessa and Ryan and their team,” stated James F. DeSocio, President & CEO of Intellinetics. “Their focus on customers matches our culture and, like with us, their customers tend to stick with them a long time. Their successes in the K-12 education market are impressive and together we will have a stronger footprint in these areas and allow for cross-selling Intellinetics other services and solutions into the Yellow Folder customer base, including Document Processing and Business Process Outsourcing. Further, each of us has complementary solutions and utilities that we can share with the other’s customers to drive wins with those customers. We continue to be confident in our focus on the K-12 industry as a key market, and this purchase underscores that confidence. We believe that the acquisition of Yellow Folder will be accretive and therefore add value to our investors just as it adds value to our collective customers. The addition of Yellow Folder is expected to significantly increase the proportion of Intellinetics’ recurring revenues relative to our total revenue base.”

To finance the acquisition of Yellow Folder, Intellinetics completed a private placement of approximately $8.7 million in debt and equity, consisting of 1,242,588 shares of common stock at a price of $4.62 per share, and $2,964,500 in principal amount of 12% subordinated promissory notes. After payment of the purchase price for the Yellow Folder transaction, the remaining proceeds will be used for general working capital.

Taglich Brothers, Inc. served as exclusive advisor for the acquisition of Yellow Folder and as the exclusive placement agent for the private placement.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. Intellinetics has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Intellinetics, Inc.

Intellinetics, Inc., located in Columbus, Ohio, is a cloud-based content services software provider. Its IntelliCloud™ suite of solutions serve a mission-critical role for organizations in highly regulated, risk and compliance-intensive markets in Healthcare, K-12, Public Safety, Public Sector, Risk Management, Financial Services and beyond. IntelliCloud solutions make content secure, compliant, and process-ready to drive innovation, efficiencies and growth. For additional information, please visit www.intellinetics.com.

About Yellow Folder, LLC.

Yellow Folder is a cloud-based records management system (RMS) for K-12 schools in the United States. Yellow Folder digitally maintains and manages the Student Records, Special Education Records, Employee Records and Administrative Records for the entire school district/system. Transcripts, district reports, medical records, personnel data and all other school records are uploaded by district staff and stored on secure, cloud-based Yellow Folder servers for easy access by district personnel at any time with an internet browser and appropriate security credentials.

Cautionary Statement Regarding Intellinetics, Inc.

Statements in this press release which are not purely historical, including statements regarding future momentum and growth paths and strategies; future proportionate recurring revenues of Intellinetics; synergies, enhancement of customer satisfaction and loyalty, and cross-selling opportunities with Yellow Folder; the expected accretive nature and addition of value resulting from the acquisition of Yellow Folder; the attractiveness of the Company’s platform to future business and new revenues associated with any subsidiary, product, industry, market, initiative, or service; execution of Intellinetics’ business plan, strategy, direction and focus; and other intentions, beliefs, expectations, representations, projections, plans or strategies regarding future growth and other future events are forward-looking statements. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with acquisitions generally and of Yellow Folder specifically; the ability of Yellow Folder to perform as expected by management; the impact of the acquisition of Yellow Folder on the customers and other financial results of Intellinetics; the effect of changing economic conditions, trends in the products markets, variations in Intellinetics’ cash flow or adequacy of capital resources, market acceptance risks, the success of Intellinetics’ channel partners, technical development risks, and other risks, uncertainties and other factors discussed from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including in Intellinetics’ most recent annual report on Form 10-K as well as subsequently filed reports on Form 8-K. Intellinetics cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Intellinetics disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Intellinetics on its website at www.intellinetics.com or at www.sec.gov.

CONTACT:

Joe Spain, CFO

Intellinetics, Inc.

614.921.8170

investors@intellinetics.com